UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2021

KRYSTAL BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38210	82-1080209
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (412) 586-5830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KRYS	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On January 29, 2021, Krystal Biotech, Inc. (the “Company” or “Krystal”) entered into a Purchase and Sale Agreement (the “Agreement”) with Northfield I, LLC, an Ohio limited liability company (“Northfield”) to acquire its second commercial gene therapy facility (“ASTRA”) located in the Pittsburgh, Pennsylvania area for approximately $9.3 million exclusive of $2.4 million in pre-paid rent that will be re-classified as a portion of the purchase price. The 150,000 square foot facility is under construction and is expected to be completed and validated in 2022. The Company exercised its option to buy ASTRA pursuant to the existing lease agreement between the Company and Northfield. The Company currently holds approximately $1.5 million on deposit with Northfield under the existing lease agreement and intends to apply this deposit as a credit against the purchase price at closing.

The Agreement contains certain customary representations, warranties and covenants of the parties, and the acquisition of the Property is expected to close in March 2021, subject to the satisfaction of certain customary closing conditions.

There can be no assurances that the acquisition will be completed on the expected timeline, on the expected terms or at all.

The foregoing description of the Agreement is qualified in its entirety by the text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.02.	Results of Operations and Financial Condition.

On February 2, 2021, the Company announced that it estimates that its cash and cash equivalents and investments were approximately $271.3 million as of December 31, 2020. These financial results are only preliminary estimates and are based on information available to management as of the date of this Current Report on Form 8-K and these estimates could change. The Company’s actual financial results as of December 31, 2020 are subject to the completion of its financial statements as of and for such period. The Company’s independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates and accordingly, do not express an opinion or any other form of assurance with respect thereto. The Company’s actual results for the year ended December 31, 2020 will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and may differ materially from the above estimate.

The information contained in Item 2.02 of this Current Report on Form 8-K is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, without limitation, statements regarding the completion of the pending acquisition. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Krystal’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this Current Report on Form 8-K represent Krystal’s views as of the date of this filing. Krystal anticipates that subsequent events and developments will cause its views to change. However, while Krystal may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Krystal’s views as of any date subsequent to the date of this filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated January 29, 2021, by and between Krystal Biotech, Inc. and Northfield I, LLC.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2021	KRYSTAL BIOTECH, INC.

	By:	/s/ Krish S. Krishnan
	Name:	Krish S. Krishnan
	Title:	President and Chief Executive Officer